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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Resource Bankshares Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Resource Bankshares Corporation of our report dated January 30, 2002, relating to the consolidated balance sheets of Resource Bankshares Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders equity, and cash flows for each of the years in the three year period ended December 31, 2001, which report appears in the Annual Report on Form 10-K of Resource Bankshares Corporation for the year ended December 31, 2001.

                                      /s/ Goodman & Company, LLP





Norfolk, Virginia
November 27, 2002

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